Exhibit 4.2

SUCCESSOR SUPPLEMENTAL INDENTURE

SUCCESSOR SUPPLEMENTAL INDENTURE (this “Successor Supplemental Indenture”), dated as of July 30, 2004, among Duane Reade Inc., a Delaware corporation (as successor by merger to Duane Reade Acquisition Corp. (“DRAC”)) (the “Company” or “Duane Reade”) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, DRAC and the Trustee are parties to an indenture (the “Indenture”), dated as of July 30, 2003, providing for the issuance of 9.75% Senior Subordinated Notes due 2011 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger, upon the Acquisition Closing Date, DRAC was merged with and into Duane Reade, with Duane Reade as the Surviving Entity in the Acquisition;

WHEREAS, Section 5.01 of the Indenture provides that any such Surviving Entity expressly assume, by a supplemental indenture, all the obligations of DRAC under the Notes and the Indenture;

WHEREAS, immediately after giving effect to the Acquisition on a pro forma basis, no Default or Event of Default will have occurred and be continuing under the Indenture;

WHEREAS, immediately before and immediately after giving effect to the Acquisition on a pro forma basis, Duane Reade could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under paragraph (a) of Section 4.07 of the Indenture;

WHEREAS, at the time of the Acquisition, Duane Reade delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that the Acquisition and this Successor Supplemental Indenture comply with the Indenture and that all conditions precedent therein provided for relating to the Acquisition have been complied with;

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of any Holders, DRAC, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may modify, supplement or amend the Indenture to evidence the succession of another Person to DRAC, and the assumption by any such successor of the covenants of DRAC in the Indenture and in the Notes in accordance with Section 5.01 of the Indenture;

WHEREAS, Duane Reade wishes to assume all the obligations of DRAC under the Notes and the Indenture;

WHEREAS, pursuant to the Indenture the Duane Reade and the Trustee have agreed to enter into this Successor Supplemental Indenture for the purposes stated herein; and

WHEREAS, all things necessary have been done to make this Successor Supplemental Indenture, when executed and delivered by Duane Reade, the legal, valid and binding agreement of Duane Reade, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Duane Reade and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)                                  Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)                                  Successor.  Duane Reade, as the Surviving Entity to DRAC in the Acquisition, hereby assumes all the obligations of DRAC under the Notes and the Indenture pursuant to the terms and conditions of the Indenture, and Duane Reade agrees to be bound as an obligor under the Indenture as if it had been an initial signatory thereto.  In accordance with Section 5.01(c) of the Indenture, Duane Reade shall hereby succeed to, and be substituted for, and may exercise every right and power of, DRAC.

(3)                                  GOVERNING LAW.  THIS SUCCESSOR SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.

(4)                                  Counterparts.  The parties may sign any number of copies of this Successor Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

(5)                                  Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

(6)                                  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Successor Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Duane Reade.

                IN WITNESS WHEREOF, the parties hereto have caused this Successor Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: July 30, 2004

DUANE READE HOLDINGS, INC. (as successor by merger to Duane Reade Acquisition Corp.), a Delaware corporation

By:	/s/ Michelle D. Bergman
	Name:	Michelle D. Bergman
	Title:	Assistant Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Elizabeth C. Hammer
	Name:	Elizabeth C. Hammer
	Title:	Authorized Signatory